EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS






ARS Networks, Incorporated
100 Walnut Street
Champlain, New York 12919


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 29, 2001, relating to the consolidated financial statements of ARS Networks, Incorporated and Subsidiary, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.





/s/ Lougen, Valenti, Bookbinder & Weintraub, LLP
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Lougen, Valenti, Bookbinder & Weintraub, LLP
Buffalo, New York
August 17, 2001